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                                                                    Exhibit 10.8

April 9, 2002


Mr. Daniel Scharre
President and Chief Executive Officer
Larscom Incorporated
1845 McCandless Drive
Milpitas,  CA   95035

Dear Dan:

Per our recent discussions, in consideration of the transactions described below, the parties agree as follows:

1. Payment. Upon execution of this letter agreement and concurrently with delivery of the Deposit Materials (defined in paragraph 2, below), Larscom will remit ***** to Oasys Telecom as consideration for the performance of Oasys Telecom's obligations under this letter.

2. Mutually-Agreed Release of Deposit Materials. Pursuant to the Preferred Escrow Agreement among the parties and DSI Technology Escrow Services, Inc. ("DSI") dated September 7, 2001 (Account Number 1501015-00001) (the "Escrow Agreement"), DSI holds certain tangible personal property of Oasys embodying certain technology and materials of Oasys Telecom, which tangible personal property is referred to in such escrow agreement as the "Deposit Materials" (herein also the "Deposit Materials"). Oasys Telecom hereby sells, assigns and transfers to Larscom full rights of ownership, and clean title, in and to the Deposit Materials. For greater certainty and without limiting the foregoing, the foregoing transfer of the Deposit Materials does not transfer to Larscom of any of Oasys Telecom's copyright, trade secret, patent, or other intellectual property rights in or to the Deposit Materials (the "Oasys IP"), which rights Larscom shall receive only by virtue of the license granted in paragraph 3, below. Upon execution of this letter agreement, Oasys Telecom and Larscom will execute and deliver to DSI the letter of instruction to DSI attached hereto as Exhibit A to effect the release and delivery of the Deposit Materials to Larscom. The transfer and delivery of the Deposit Materials hereunder, and the rights of Larscom pursuant to the license granted in paragraph 3, below, are unconditional (including, without limitation, any condition or limitation contained in the Escrow Agreement) and irrevocable.

3. Grant of License. Oasys hereby unconditionally grants to Larscom a perpetual and irrevocable, royalty-free, fully paid-up, non-exclusive, worldwide license, under Oasys Telecom's intellectual property rights in and to the Deposit Materials, to: (i) make, have made, use, sell, sell for use, offer for sale, import, distribute, support and otherwise commercialize the products which are the subject of the Deposit Materials and modifications thereof; (ii) copy, reproduce, distribute and support the software included in the Deposit Materials (as object code only), customer documentation and modifications of the foregoing, in connection with the commercialization of such products; (iii) debug, customize, update, enhance, make improvements to and otherwise modify the products, and all related software, customer documentation and other materials; and (iv) use, copy, reproduce, create derivative works of and modify the Deposit Materials in connection with any of the foregoing.

The rights granted above may not be sublicensed by Larscom except that, subject to the terms in the previous paragraph, Larscom may grant appropriate sublicenses: (a) to its customers in connection with their use of the products;
(b) to third party resellers, distributors and others in Larscom's channels of distribution; and (c) to Larscom's consultants, independent contractors and third party manufacturers engaged by Larscom to provide consulting design, manufacturing and testing services.

Confidential treatment has been requested for portions of this exhibit. The copy herewith omits the information subject to the confidentially request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Larscom acknowledges and agrees that Oasys Telecom shall continue to own all right, title and interest in and to the underlying Oasys IP. Oasys Telecom acknowledges and agrees that Larscom shall own all right, title and interest, including all intellectual property rights, in and to any customizations, updates, enhancements or improvements to, or derivative works or other modifications of, the Deposit Materials or the technology, products, software or customer documentation described or contained therein, created, developed or made by or for Larscom.

4. Miscellaneous. Neither party may assign its rights or obligations hereunder without the other party's prior written consent; provided, however, Larscom may assign this letter agreement or the rights granted herein in connection with a sale of all or substantially all of Larscom's assets or business relating to products made pursuant to such license or an acquisition of a controlling interest in Larscom's equity securities or in connection with a merger, consolidation, reorganization or other like transaction. This letter agreement will be governed by and construed in accordance with the laws of the State of California as applied to agreements entered into and to be performed entirely within California by California residents. Any dispute between the parties arising out of or relating to this letter agreement (other than actions seeking only equitable remedies) shall be settled by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. This letter agreement is the complete and entire agreement of the parties relating to the subject matter hereof. To the extent of any actual conflict between this letter agreement and any prior agreement between the parties, the provisions of this letter agreement shall take precedence and control.

I would be grateful if you would promptly execute and return a copy of this letter to me to confirm the terms hereof. I look forward to a continued productive business relationship.


Sincerely,



/s/ Gerard Miille

Gerard Miille, President and Chief Executive Officer






ACKNOWLEDGED AND AGREED

LARSCOM INCORPORATED


By: /s/ Daniel Scharre
      Daniel Scharre, President and Chief Executive Officer

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                                    Exhibit A

April 9, 2002


DSI Technology Escrow Services, Inc.
Contract Administration
9265 Sky Park Court, Suite 202
San Diego, CA 92123


Re: Release of Deposit Materials to Preferred Beneficiary and Termination of
    Escrow Account -- Account Number 1501015-00001

Dear Contract Administrator:

         Pursuant to Section 5.4 of the Preferred Escrow Agreement among Data Securities International, Inc. ("DSI"), Oasys Telecom, Inc ("Oasys") and Larscom Incorporated ("Larscom"), dated September 7, 2001, (the "Agreement"), Oasys hereby instructs DSI to release all of the Deposit Materials (as defined in the Agreement) to Larscom and to deliver the same to the Larscom representative identified below or to such other person as Larscom may designate:

                  Larscom Representative: Tom Hornish

                  Further, pursuant to Section 5.1 of the Agreement, Oasys and Larscom hereby jointly instruct DSI that the Agreement is terminated as of the date of this letter. In addition, Oasys and Larscom acknowledge and agree as follows: (i) upon completion of the release and delivery of the Deposit Materials, unless otherwise agreed-to by the parties, Oasys shall have no further obligation under Section 11.5 of the OEM Agreement between the parties dated May 1, 2001, as amended on September 7, 2001, to establish an Escrow Account or deposit or update Escrow Material (as those terms are defined in Section 11.5 of the OEM Agreement, as amended); and (ii) the remainder of the OEM Agreement, as amended, will continue in full force and effect pursuant to its terms.


Sincerely,



/s/ Gerard Miille
Gerard Miille, President and Chief Executive Officer



ACKNOWLEDGED AND AGREED

LARSCOM INCORPORATED



By: /s/ Daniel Scharre
     Daniel Scharre, President and Chief Executive Officer

Address: 1845 McCandless Drive,
         Milpitas, CA 95035